EXHIBIT 21.01 --- LIST OF SUBSIDIARIES

SUBSIDIARY

FRANCE
------
Radius France S.A.
Radius S.A.R.L.

ASIA
----
Nihon SuperMac K.K.

SuperMac Asia Pacific

UNITED KINGDOM
--------------
SuperMac Technology Europe

GERMANY
-------
Radius GmbH

OTHERS
------
Radius FSC Inc.

Radius (Cayman Island) Ltd.

Radius Canada

All subsidiaries are either inactive or in dissolution or preparation therefor, except Radius (Cayman Island) Ltd.


                                      -42-